Exhibit 2.4
CALL OPTION

NICOLAS DEMATTé as Obligor and VISTAPRINT ITALY SRL as Beneficiary
[Date]
LATHAM & WATKINS

TABLE OF CONTENTS
CLAUSE			PAGE
1	Definitions		2

2	Call Option		4

3	Number of Call Securities		4

4	Price		4
	4.1	Price Calculation	4
	4.2	Reference Year Revenues Determination	5

5	Duration and Call Option Exercise Period		5

6	Completion		6

7	Representations and Warranties		7

8	Enforceability and Specific Performance		7

9	Substitution Call Option		7

10	Confidentiality		8

11	Costs		8

12	Notices		8

13	Miscellaneous		9
	13.1	Cooperation	9
	13.2	Interpretation	9
	13.3	Amendment - Waiver	10
	13.4	Invalidity - Agreement to Prevail	10

14	Governing Law - Disputes		10

CALL OPTION dated [ • ]
BETWEEN

(1)	Mr. Nicolas Dematté, a French citizen, born on 21 May 1965 at Rueil Malmaison (92) and residing at 135 rue des Pommettes, 34090 Montpellier;
(the "Obligor")

(2)
VISTAPRINT ITALY SRL, a limited liability company organized under the laws of Italy with a share capital of €10,000 (ten thousand euros), whose registered office is at Quarto d’Altino, Venezia, via I Maggio 8, 30020 Italy, registered with the Chamber of Commerce of Venice under number 2032247, represented by [ • ], duly authorized;

(the "Beneficiary")
The Obligor and the Beneficiary are hereinafter referred to individually as a "Party" and collectively as the "Parties".
IN THE PRESENCE OF

(3)
Exagroup, a simplified joint stock company (société par actions simplifiée) organized under the laws of France with a share capital of €2,000,000, whose registered office is at 451, rue de la Mourre ZAC Fréjorgues Est - 34130 Mauguio, registered with the Trade and Companies Registry under number 380 353 235 RCS Montpellier and represented by Mr. Nicolas Dematté duly authorized, executing this Put Option not as a Party but to be informed of its provisions and in particular of those of Clause 6 (Completion);

(the "Company").
PREAMBLE

(a)
On [ • ], the Beneficiary, Bruno Dematté, ND, MD and CM-CIC Investissement (inter alia) have entered into a share purchase agreement (the "Share Purchase Agreement") pursuant to which, on the date hereof, the Majority Shareholder consummated the Initial Acquisition.

(b)
On the date hereof, the Beneficiary, ND and MD have entered into a shareholders’ agreement (the "Shareholders’ Agreement") in order to set forth certain rights and obligations, set forth procedures for the conduct of the affairs and the management of the Group and organize the conditions under which transfers of the Securities may take place from the Initial Closing Date until the Subsequent Acquisition.

(c)	As of the date hereof, the Obligor is the owner of 300,000 shares of the Company of a par value of €1.00 each, over the 2,000,000 shares composing the share capital of the Company.

(d)	The Parties have agreed to set forth in this Call Option the conditions under which the Obligor grants the Beneficiary an irrevocable call option over the Call Securities.

THE PARTIES AGREE AS FOLLOWS

1.	DEFINITIONS
For the purpose of the Call Option, the following capitalized terms shall have the following meanings which shall be equally applicable to the singular or plural forms of such terms and be interpreted, as appropriate, to include the masculine and feminine genders, it being provided that any capitalized term which is not specifically defined herein shall have the meaning ascribed to it in the Shareholders' Agreement (as hereafter defined) or in the Share Purchase Agreement, as the case may be.
"2017 Consolidated Accounts" means the audited balance sheet and profit and loss accounts (together with the notes attached hereto) of the Company on a consolidated basis (including each Group Company) as of, and for the twelve-month period ended, December 31, 2017.
"Bad Leaver Termination" means any Termination of Duties that is not a Good Leaver Termination including any Termination of Duties which occurs further to a Resignation or a Dismissal which is not a Dismissal without Cause. Any Breach of the Shareholders' Agreement shall be regarded as a Bad Leaver Termination.
"Breach of the Shareholders' Agreement" means any violation by the Obligor of any of his obligations under the Shareholders' Agreement that is not remedied as provided in the definition of “Date of Breach”.
"Call Option" means this call option agreement.
"Call Securities" or "ND Securities" means any and all of the Securities held by the Obligor on the Date of Exercise Notice.
"Company" has the meaning given to such term in the Preamble hereof or, in case of a merger between the Company and Exaprint (as contemplated in Clause 9.1 of the Share Purchase Agreement) or any other entity, the surviving entity following the completion of such merger.
"Completion Date" has the meaning given to such term in Clause 6 (Completion).
"Date of Breach" means, in the event of a Breach of the Shareholders' Agreement, thirty (30) days following the date of Notice of such Breach by the Agreement Manager (as defined in the Shareholders' Agreement) to the Obligor, unless such Breach, if capable of remedy, is remedied to the Beneficiary’s reasonable satisfaction by the Obligor within such thirty (30) day period by written notice thereof from the Beneficiary.
"Date of Exercise Notice" means the date on which the Exercise Notice is deemed to be given pursuant to Clause 12 (Notices).
"Date of Termination of Duties" means:

(a)	in the event of death, the date of declaration of the death;

(b)	in the event of Invalidity, the date on which the decision of classification under the relevant category of Invalidity becomes effective;

(c)	in the event of Resignation, the date of Notice by the Obligor to the Company of his Resignation;

(d)	in the event of Dismissal, the date of Notice of such Dismissal to the Obligor.

"Dismissal" means the Termination of Duties resulting from a dismissal of the Obligor of his Duties, by the Company’s ordinary general shareholders’ meeting, for any reason whatsoever.
"Dismissal without Cause" means any Dismissal that is not justified by any cause or legal ground (révocation sans juste motif).
"Disputed Items" has the meaning given to such term in Schedule 1 (Procedure for the Settlement of Disputes).
"Draft Statement" has the meaning given to such term in Clause 4.2 (Reference Year Revenues Determination).
"Duties" means the duties of the Obligor as an officer of the Company.
"Exercise Notice" means the notice sent by the Beneficiary to the Obligor in accordance with Clause 5(b) (Duration and Call Option Exercise Period) pursuant to which the Call Option is exercised and in which the number of Call Securities and the Price are both indicated.
"Exercise Period" has the meaning given to such term in Clause 5(d) (Duration and Call Option Exercise Period).
"Expert" has the meaning given to such term in Schedule 1 (Procedure for the Settlement of Disputes).
"Final Statement" means the Draft Statement as agreed among the Beneficiary and the Obligor pursuant to Clause 4.2 (Reference Year Revenues Determination) or as determined by the Expert pursuant to Schedule 1 (Procedure for the Settlement of Disputes).
"Good Leaver Termination" means any Termination of Duties which occurs further to the death, Invalidity, Dismissal without Cause of the Obligor at any time, or Resignation of the Obligor after December 31, 2017 resulting from a significant and good faith disagreement with Beneficiary’s management of the Company’s business.
"Invalidity" means the invalidity (invalidité) of the Obligor under the second or third category as defined in Article L.341-4 of the French Social Security Code.
"ND Participation" means the ratio equal to ND Securities divided by Minority Shareholders Securities.
"MD Securities" means any and all of the Securities held by Marise Dematté on the Date of Exercise Notice.
"Minority Shareholders Securities" means the sum of ND Securities and MD Securities on the Date of Exercise Notice.
"Notice" has the meaning given to such term in Clause 12 (Notices).
"Notice of Non-Acceptance" has the meaning given to such term in Clause 4.2 (Reference Year Revenues Determination).
"Price" means the total price to be paid for the acquisition of all the Call Securities determined pursuant to Clause 4 (Price).
“Reference Year Revenues” has the meaning given it in the Share Purchase Agreement.

"Resignation" means any Termination of Duties resulting from a resignation of the Obligor of his Duties before the Completion Date.
"Securities" has the meaning given to such term in the Shareholders' Agreement.
"Shareholders' Agreement" has the meaning given to such term in the Preamble hereof.
"Share Purchase Agreement" has the meaning given to such term in the Preamble hereof.
"Termination of Duties" means the termination for any reason whatsoever of the Duties.

2.	CALL OPTION

(a)
Subject to the terms and conditions of this Call Option, the Obligor hereby irrevocably undertakes to sell the Call Securities to the Beneficiary in the event that this Call Option is exercised in according with the terms hereof.

(b)
The Beneficiary accepts this Call Option as a unilateral call option agreement, which it has the right, but by no means the obligation, to exercise freely, in accordance with the following terms and conditions.

(c)
The Parties expressly agree that the promised sale of the Call Securities will only be subject to the consent of the Beneficiary and the Obligor acknowledges and agrees that no withdrawal of his consent, whether expressed before or after the sending of the Exercise Notice, shall have any effect on the conclusion of the sale of the Call Securities. Consequently, the sale of the Call Securities shall be deemed agreed among the Parties upon sending of the Exercise Notice by the Beneficiary, notwithstanding the behavior of the Obligor and may be enforced in accordance with Clause 8 (Enforceability and specific performance), should the Obligor fail to take any steps required to complete such sale as provided in Clause 6 (Completion).

(d)
The Obligor further acknowledges that the irrevocability of his agreement is an essential condition to the Call Option and that the execution by the Obligor of such an irrevocable Call Option was a condition precedent to the Obligor being granted with the opportunity to hold the Call Securities after the Initial Closing Date.

3.	NUMBER OF CALL SECURITIES

(a)	The Beneficiary may only exercise the Call Option for all (but not less than all) the Call Securities.

(b)
If the share capital of the Company is reduced for reasons unrelated to losses, or if the Securities are amortized or otherwise partially repaid, the Price shall be reduced by the amounts received by the Obligor as a result of such reduction, amortization or repayment.

For the avoidance of doubt:

•
in the event of a capital reduction (whether or not due to losses) resulting in the cancellation of Securities, this Call Option would be reduced to the number of Securities which the Obligor owns after the capital reduction, it being specified however that the Beneficiary agrees that the Obligor shall always retain ownership of at least one (1) Call Security. The Beneficiary expressly undertakes not to take any decision or vote in favor of a modification of the by-laws of the

Company, if such modification affects adversely the right of the Obligor to retain ownership of at least one (1) Call Security or, more generally, the rights of the Obligor under this Call Option;

•	in the event of a capital reduction due to losses, the Price for the Call Securities as defined in Clause 4 below shall not be reduced or affected whatsoever.

(c)
In the event of an issuance of Securities giving preferential subscription or acquisition rights to the Obligor and if the Obligor wishes to waive any such rights, he irrevocably agrees to transfer such rights to the Beneficiary for a price of one (1) euro. The fact that as a result of the issuance the Obligor will be diluted shall not affect the amount of the Price to be paid under Clause 4.

(d)
In case of merger of the Company with another company, as in case of division or any other change in the capital structure during the period of validity of this Call Option, the obligation of the Beneficiary shall apply to the shares or other securities of the new company(ies) issued to the Obligor in exchange for the Call Securities. The same shall apply in case of conversion of the Company into any other form of entity.

4.	PRICE
4.1    PRICE CALCULATION

(a)	The Price will be calculated as follows:

(i)	in the event that a Bad Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice, the Price shall be equal to:
€39,000,000 (thirty-nine million euros) multiplied by the ND Participation.

(ii)
in the event that (x) a Good Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice or (y) no Bad Leaver Termination and no Good Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice, the Price shall be equal to:

(A)	€39,000,000 (thirty-nine million euros) if the Reference Year Revenues are lower than or equal to €90,000,000 (ninety million euros), or

(B)
€39,000,000 (thirty-nine million euros) plus €1.333 euros for each euro of the Reference Year Revenues above €90,000,000 (ninety million euros) if the Reference Year Revenues are greater than €90,000,000 (ninety million euros) and lower than €96,000,000 (ninety-six million euros), or

(C)	€47,000,000 (forty seven million euros) if the Reference Year Revenues are equal to or greater than €96,000,000 (ninety-six million euros), in each case, multiplied by the ND Participation.

(b)	The Price must be stated by the Beneficiary in the Exercise Notice.

(c)	The payment of the Price may be reduced by offset or retained, as the case may be, against any amount owed by the Obligor to the Beneficiary or any Affiliate of the Beneficiary under the Share

Purchase Agreement, pursuant to Clause 12.6 of the Share Purchase Agreement. The Price may be further reduced pursuant to Clause 4(b) of the Share Purchase Agreement.

(d)
Subject to Section 11(b), all the costs incurred in connection with the payment of the Price by the Beneficiary to the Obligor, as well as any Tax, cost, liability or expense incurred by either Party or the Company resulting from such payment, shall be borne by the Obligor and shall be paid by the Obligor at such time or times as the Beneficiary so requests.

4.2    REFERENCE YEAR REVENUES DETERMINATION
The Reference Year Revenues shall be determined in accordance with the provisions below.

(a)
Within twenty (20) Business Days after the finalization by the Company’s auditor of the 2017 Consolidated Accounts, the Beneficiary shall draw up a written statement (the "Draft Statement") setting out the proposed amount of the Reference Year Revenues.

(b)
The Obligor shall notify the Beneficiary within forty five (45) Business Days of receipt of the Draft Statement whether or not it agrees on the Reference Year Revenues set out in the Draft Statement. In the event of a disagreement of the Obligor with respect to the Draft Statement notified within this period (the "Notice of Non-Acceptance"), then the Procedure for Settlement of Disputes described in Schedule 1 (Procedure for the Settlement of Disputes) shall apply.

(c)
If the Obligor is satisfied with the Draft Statement or the Obligor fails to send a Notice of Non-Acceptance within the period referred to in Clause 4.2(b), then such Exercise Notice shall constitute the Final Statement for the purposes of this Call Option and the Reference Year Revenues set out in the Exercise Notice shall be final and binding upon the Parties.

5.	DURATION AND CALL OPTION EXERCISE PERIOD

(a)	The Call Option is exercisable only during the Exercise Period.

(b)
The Call Option may be exercised by the Beneficiary at any time during the Exercise Period by sending the Exercise Notice to the Obligor (or his heirs in the event of death), with a copy to the Company.

(c)	The Exercise Notice shall indicate, as applicable:

(i)	the number of Call Securities for which the Call Option is exercised;

(ii)	the amount of the Reference Year Revenues as determined in the Final Statement (provided that the Final Statement has been validly determined pursuant to the terms of this Call option);

(iii)	any documents evidencing that a Good Leaver Termination or a Bad Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice;

(iv)	the details of the Price calculation pursuant to Clause 4.1 (Price Calculation); and

(v)
any amount owed by the Obligor to the Beneficiary or any Affiliate of the Beneficiary under the Share Purchase Agreement, which shall be offset or retained, as the case may be, against the Price, as provided under Clause 12.6 of the Share Purchase Agreement.

(d)
Any Exercise Notice shall be made, pursuant to the provisions of Clause 12(Notices), at any time during the period beginning on [ • ], 2019 (270 calendar days following the 4th anniversary of the initial closing date) and ending on [ • ], 2019 (300 (30 + 270) calendar days after the 4th anniversary of the initial closing date) (the "Exercise Period"), failing which the Beneficiary shall be deemed to have waived its rights under the Call Option.

(e)
It is explicitly agreed among the Parties that the sale of the Call Securities shall be deemed agreed among the Parties only upon sending of the Exercise Notice by the Beneficiary under the conditions set forth in this Call Option.

6.	COMPLETION

(a)
If the Call Option is exercised pursuant to the provisions hereof, the transfer of ownership of the Call Securities in favor of the Beneficiary shall take place on the date notified by the Beneficiary in the Exercise Notice and which is determined pursuant to Article 8.1 of the Share Purchase Agreement (the "Completion Date").

In the event of a disagreement between the Parties regarding the final determination of the Price including the qualification of a Good/Bad Leaver Termination, the Parties shall proceed with the transfer of ownership of the Call Securities to the Beneficiary on Completion Date on the basis of a consideration for the acquisition equal to the Minimum Second Tranche Purchase Price multiplied by the ND Participation (i.e. the Price set forth in Clause 4.1(a)(i) above), without prejudice to ND’s right to seek and obtain additional consideration for the sale of the Call Securities under Clause 14 (Governing Law -Disputes) below. The Parties hereby acknowledge that the completion of such transfer shall not operate as a waiver thereof nor preclude any right of the Obligor in this respect.

(b)	At the latest on the Completion Date:

(i)
the Obligor shall deliver to the Beneficiary a share transfer order (ordre de mouvement) and a cerfa certificate n°2759 DGI, duly completed and executed, regarding the sale of the Call Securities to the Beneficiary on the Completion Date, and

(ii)
the Beneficiary shall pay the Price (less any amount deducted pursuant to Clause 4.1(c)) indicated in the Exercise Notice to the Obligor, by wire transfer using the bank account of the Obligor that shall have been previously identified to the Beneficiary.

(c)
The Company shall register the sale of the Call Securities in the shareholders' accounts on the Completion Date, in compliance with the provisions of Article R.228-10 of the French Commercial Code. In the event that the Obligor does not complete the transfer of the Call Securities through the delivery of the documents referred to paragraph 6(b)(i) above, it is specifically agreed by the Obligor that the mere delivery to the Company of a copy of the Exercise Notice, together with written evidence that the Price indicated in the Exercise Notice has been paid to the Obligor, shall be deemed to constitute a notification by the Parties of the transfer of the Call Securities within the meaning of Article R.228-10 of the French Commercial Code, to which the Obligor specifically agrees, and the Company shall promptly register the sale of the Call Securities in the shareholders' accounts on the Completion Date. The Company expressly agrees to this mandate given to it by the Parties.

(d)	The Beneficiary shall be deemed the owner of the Call Securities from the Completion Date with all rights attached thereto, including all dividends voted for and paid after such date.

7.	REPRESENTATIONS AND WARRANTIES

(a)
The Obligor hereby represents and warrants to the Beneficiary that the execution of the Call Option and the performance of its obligations hereunder have been duly authorized and do not, and will not, conflict with or constitute a breach of any law, agreement, or other obligation to which the Obligor is subject and that the Call Option constitutes, and shall constitute, the legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms.

(b)
The Obligor declares and guarantees to the Beneficiary that he is the sole owner of the Call Securities and that, as long as the Call Option is valid, the Call Securities shall not be sold, transferred or encumbered by any proprietary right, call option, privilege, pledge or other security or right restricting their full ownership, possession or transferability, except for rights provided for in the by-laws of the Company, in the Shareholders' Agreement or the Put Options (as such term is defined under the Shareholders’ Agreement) and without prejudice to the right of the Obligor to register all or part of the Call Securities in the share saving plan (plan d'épargne en actions).

For the avoidance of doubt, no representations and warranties other than those made by the Obligor in Clause 11.1 and Clause 11.2 of the Share Purchase Agreement, shall be made by the Obligor to the benefit of the Beneficiary in respect of the Call Securities or the Company as at Completion Date.

8.	ENFORCEABILITY AND SPECIFIC PERFORMANCE

(a)	The Obligor hereby expressly waives his rights to prevail himself of the provisions of Article 1142 of the French Civil Code with respect to the Call Option.

(b)
Consequently, the Parties expressly agree that, should the Obligor fail to perform his obligations hereunder, the Beneficiary may require the enforcement (exécution forçée) of the Call Option in order to obtain that the sale and delivery of the Call Securities be completed either in accordance with the provisions of paragraph 6(c) or by any other means, including through legal recourse under summary proceedings (en référé), without prejudice to any damages that the Beneficiary may further claim.

9.	SUBSTITUTION CALL OPTION

(a)
This Call Option is exclusively entered into with the Obligor and the resulting rights and obligations cannot be reassigned by the Obligor without prior written approval from the Beneficiary, except however to the Obligor's heirs who will be in the event of death of the Obligor fully substituted in the Obligor's rights and obligations under the Call Option, it being agreed that the Beneficiary shall not have to proceed with the notification required under Article 877 of the French Civil Code.

(b)
At any time during the duration of the Call Option, the Beneficiary shall have the right to wholly or partially substitute for itself any person of its choice, whether an individual or any entity, company, corporation, group, de facto company, association, partnership, whether or not having a separate legal personality, provided that at all times the Beneficiary remains jointly and severally (solidairement) liable with such person. The substitution shall be made by giving Notice to the Obligor of the exercise of this right and of the identity of the substitute(s).

10.	CONFIDENTIALITY

(a)	The existence, purpose and content of this Call Option are confidential.

(b)
The Parties shall take all appropriate actions to ensure that such confidentiality is preserved. It is agreed that no disclosure or communication of information concerning any provision of the Call Option may be made except with the express agreement of the Parties or in the event of a legal or an administrative obligation imposed on a Party (in which case such Party shall inform the other Party of such obligation prior to such disclosure). Such disclosure or communication shall be within the limit of such consent or obligation. Furthermore, the timing, form and content of any such disclosure or communication must receive prior approval from all Parties.

11.	COSTS

(a)
Except as otherwise specifically agreed herein or among the Parties, each of the Parties shall bear its own fees, costs (including Tax liabilities, subject to Clause 11(b) below) and other expenses that are in any way associated with the negotiation, preparation and implementation of the Call Option.

(b)
It is agreed that the transfer taxes (droits d’enregistrement) relating to the sale of the Call Securities shall be borne by the Beneficiary up to €20,000 (twenty thousand euros), any remaining amount to be borne by the Obligor.

12.	NOTICES

(a)
Except when specifically stipulated as otherwise in this Call Option, any notice, demand, consent, agreement or other communication to be served under the Call Option or referred to therein (a "Notice") will be valid only if made in accordance with the provisions of this Clause 12 (Notices). Any such Notice shall be completed in writing, drafted in English, addressed as provided in Clause 12(b) and served:

(i)	by hand delivery, in which case it shall be deemed to have been given upon delivery to the recipient (as evidenced by the acknowledgement of receipt);

(ii)
by registered letter with acknowledgment of receipt or by an internationally recognized express overnight delivery service, in which case it shall be deemed to have been given on the date of first presentation;

(iii)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that any Notice despatched after 6:00 p.m. on a Business Day shall be deemed given at the start of the next Business Day.

(b)	Notices shall be sent to the following addresses:

(i)	If to the Obligor to:
Name:                Nicolas Dematté
Address:             135, Rue des Pommettes, 34000 Montpellier, France
E-mail address:             nd@exagroup.fr

with a copy to:

Name:                Mrs. Sylvie Amiel
Address:             4 rue de l’Hôtel de Ville, 34000 Montpellier
E-mail address:             s.amiel@amiel-avocat.comwith a copy to:

(ii)	If to the Beneficiary to:
Name:                Vistaprint Italy Srl c/o Vistaprint SARL
Address:             4 Square Edouard VII, 75009 Paris, France
E-mail address:             eteunissen@cimpress.com
Attn:                 Chief Financial Officer, Cimpress

with a copy to:
Name:                Vistaprint USA, Inc
Address:             95 Hayden Avenue, Lexington, MA 02421, USA
E-mail address:             legal.notices@vistaprint.com
Attn:                 General Counsel

(iii)	If to the Company to:
Exagroup
Address:             451 rue de la Mourre, ZAC Fréjorgues Est, 34130 Mauguio
E-mail address:             [•]
Attn:                 Chairman

with a copy to:
Name:                Vistaprint USA, Inc
Address:             95 Hayden Avenue, Lexington, MA 02421, USA
E-mail address:             legal.notices@vistaprint.com
Attn:                 General Counsel

or to such other addresses as a Party may provide to the other Parties in accordance with this Clause 12.

13.	MISCELLANEOUS
13.1    COOPERATION
The Parties agree to disclose all information and execute and deliver all documents that may be required to ensure the performance of the Call Option or that may be required in accordance with its terms.
13.2    INTERPRETATION

(a)	The recitals and Schedules (as well as any attachment thereto) in this Call Option are incorporated herein by reference and form an integral part hereof.

(b)
Unless the context shall requires otherwise, all references herein to "Clauses", "Paragraphs" and "Schedules" shall be deemed references to clauses, paragraphs and schedules in this Call Option. The descriptive headings to Clauses, Paragraphs and Schedules are inserted for convenience only and shall have no legal effect.

(c)
Except when used with the word "either", the word "or" shall have a disjunctive and not alternative meaning (i.e. where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other, and the word "or" shall be deemed to include the word "and").

(d)	Whenever used in this Call Option the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(e)
Whenever used in this Call Option the words "hereof", "herein" and similar words shall be construed as references to this Call Option as a whole and not just to the particular Section or subsection in which the reference appears.

(f)
The provisions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under this Call Option, provided that the references in Article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.

13.3    AMENDMENT - WAIVER

(a)	No terms of this Call Option may be altered, modified, amended or supplemented, or terminated except by an instrument in writing duly signed by all Parties.

(b)
A waiver of any term, provision or condition of, or consent granted under, this Call Option shall be effective only if given in writing and signed by the waiving or consenting Party, and then only in the instance and for the purpose for which it is given.

(c)
No failure or delay on the part of any Party in exercising any right under this Call Option shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right except as specifically set forth herein.

(d)	No breach by any Party of any provision of this Call Option shall be waived or discharged except with the express written consent of the other Parties.
13.4    INVALIDITY - AGREEMENT TO PREVAIL

(a)
If any term or provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of the Call Option shall not be affected nor impaired thereby. In such a case the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceable, invalid, illegal or inapplicable term or provision that shall be consistent with the intent and object of the original provision.

(b)
This Call Option (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

14.	GOVERNING LAW - DISPUTES

(a)	This Call Option and any contractual or non-contractual obligation arising out of or in connection with this Call Option shall be governed by, and construed in accordance with, French law.

(b)
All Disputes shall be referred to and finally settled by arbitration under the then existing Arbitration Rules of the International Chamber of Commerce, which are deemed to be incorporated by reference into this Call Option, by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Paris, France. The language of the arbitration proceedings shall be English.

(c)
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Call Option, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Call Option or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Call Option.

Signed below in [ • ], on the date specified above, in three (3) originals.

The Obligor Nicolas Dematté ___________________________	The Beneficiary VISTAPRINT ITALY SRL ___________________________ By : [ • ]
In the presence of the Company Exagroup ___________________________ By : [ • ]

SCHEDULE 1
Procedure for the Settlement of Disputes

1.	Notice of Non-Acceptance

(a)
In the event that the Obligor has sent a Notice of Non-Acceptance within the period referred to in paragraph 4.2(b) then the Obligor shall set out in the Notice of Non-Acceptance, in reasonable details and with supporting documentation, those items of the Draft Statement on which he disagrees (the "Disputed Items"), the reasons for such disagreement and the adjustments that, in their opinion, should be made to the Disputed Items.

(b)	All items which are not specifically disputed in the Notice of Non-Acceptance in compliance with the preceding provisions shall be deemed agreed upon the Parties.

(c)
The Beneficiary, the Obligor and their respective accountants shall discuss in good faith the objections of the Obligor on the Disputed Items and shall use their reasonable endeavors to reach an agreement on such Disputed Items, within fifteen (15) Business Days of the Notice of Non-Acceptance (or any other date as the Beneficiary and the Obligor may agree in writing).

2.	Failure to Agree on the Purchase Price

(a)
If the Beneficiary and the Obligor do not reach an agreement on the Draft Statement within the period referred to in Clause 1.1.1(c) above, then the Disputed Items (and only those) shall be referred, on the application of either the Beneficiary or the Obligor, for determination to Deloitte Finance SAS.

(b)
If Deloitte Finance SAS (or any of its successor(s) appointed in accordance with the procedure set out hereafter) refuses, or is unable to carry out its mission hereunder, then the Beneficiary and the Obligor shall use all reasonable endeavors to agree on the appointment of another independent firm of internationally recognized chartered accountants. Failing an agreement among the Beneficiary and the Obligor on such designation within ten (10) Business Days, any of them may request the President of the Commercial Court of Paris ruling under the form of summary proceedings without recourse (statuant en la forme des référés et sans recours possible) to appoint an independent firm of internationally recognized chartered accountants.

(c)	Deloitte Finance SAS or its successor appointed in accordance with the procedure set out in paragraph (b) above shall be referred to herein as the "Expert".

(d)	The Parties hereby waive any rights to challenge the general conditions of the engagement of the Expert.

3.	Procedures applicable to the determination of the Second Tranche Purchase Price by the Expert

(a)
Following appointment of the Expert, the Beneficiary, the Obligor and their respective Accountant shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the period set forth in paragraph (d) below) prepare and deliver to the Expert a written statement on the Disputed Items (together with the relevant documents including (i) the Notice of Non-Acceptance and (ii) the 2017 Consolidated Accounts and (iii) the Draft Statement.

(b)
The mission of the Expert shall be limited to the review and resolution of the Disputed Items based solely upon the elements presented by the Parties and not by independent review. In determining each Disputed Item, the Expert may not assign value to such Disputed Item greater than the greater value allowed to such Item by either the Beneficiary or the Obligor or lesser than the lower value allowed to such Item by either of the Beneficiary or the Obligor.

(c)	The Expert shall act as pursuant to the provisions of Clause 1592 of the French Civil Code and its decision shall be final and binding on the Parties.

(d)
The Expert shall make its decision after due hearings of the Beneficiary, the Obligor and their respective accountants. The Expert shall make its best efforts to give its decision within forty-five (45) Business Days of acceptance by the Expert of its appointment hereunder.

(e)
The decision of the Expert shall be founded and the Expert shall provide the Beneficiary and the Obligor with the Final Statement which shall state the amounts of the Reference Year Revenues and specify in reasonable details what adjustments, if any, have been made to the Draft Statement in respect of the Disputed Items.

(f)
The fees and expenses of the Expert shall be borne by the Parties in such proportions as shall be decided by the Expert, who shall base its decision upon the relative extent to which the Parties’ respective positions are upheld in the final determination of the Expert or, in the absence of such determination, equally between the Beneficiary, on one hand, and the Obligor, on the other hand.